Exhibit 10.1

23 August 2016

CIBER INTERNATIONAL B.V. (as the Seller) and EXPERIS AS (as the Purchaser)
AGREEMENT
for the sale and purchase of the entire share capital of Ciber Norge AS

CONTENTS
Clause Page

EXHIBITS REFERRED TO IN THIS AGREEMENT
Description    Clause/Schedule
EXHIBIT 1    FINANCIAL ADJUSTMENTS
Amounts for Estimated Working Capital, Target Working Capital, Estimated Cash and Estimated External Debt
Closing Statement Format
Working Capital Breakdown

THIS AGREEMENT is made on 23 August 2016 by and between:
PARTIES:

1.
CIBER INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its office address at Vredeoord 105, 2e verdieping, 5621CX Eindhoven, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 24257040 (the Seller); and

2.
EXPERIS AS, a private company with limited liability (Norwegian: Aksjeselskap), with corporate seat in Oslo, Norway and its office address at Tordenskiolds gate 2, 0160 Oslo, registered at the Norwegian Register of Business Enterprises under number 982 683 955 (the Purchaser),

(each a party in this Agreement and, together, the parties).
Capitalised terms used in this Agreement shall be interpreted in accordance with Schedule 14.
WHEREAS:
(A)    As at the date hereof, the Seller owns the Shares.
(B)    The Seller has agreed to sell and transfer the Shares and the Purchaser has agreed to purchase and accept transfer of the Shares on the terms of this Agreement and any other Transaction Document, with effect from Closing.
IT IS AGREED:
1.SALE AND PURCHASE
1.1    The Seller shall sell, and the Purchaser shall purchase, the Shares with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.
1.2    The Shares shall be sold free from all Third Party Rights and ownership and risk in them shall (except as otherwise set out in this Agreement) pass to the Purchaser with effect from Closing.
2.    PRICE
2.1    The price for the Shares (the Final Price) shall be the amount which results from taking NOK 57,377,049 (the Debt Free/Cash Free Price) and:

(a)	subtracting the aggregate of the External Debt;

(b)	adding the aggregate of the Cash; and

(c)
adding the amount of the difference between the aggregate Working Capital and the Target Working Capital if that aggregate Working Capital is greater than the Target Working Capital (or subtracting the amount of such difference if that aggregate Working Capital is less than the Target Working Capital).

2.2    At Closing, the Purchaser shall pay:

(a)	a sum of NOK 5,737,705 (the Escrow Amount) to the Escrow Agent into the Escrow Account; and

(b)	the Initial Price less the Escrow Amount to the Seller in United States Dollars, converted from NOK to United States Dollars at the US Exchange Rate, where the Initial Price is the Debt Free/Cash Free Price (i) minus the aggregate of the Estimated External Debt (ii) plus the aggregate of the Estimated Cash (iii) plus or minus, as the case may be, the difference between the amount of the Estimated Working Capital and the Target Working Capital, as set out in Exhibit 1.
2.3    The Final Price shall be calculated after Closing on the basis set out in Schedule 9. Any payments required to be made under the Financial Adjustments shall be treated as adjusting the Initial Price, thus resulting after such adjustment in the Final Price. The Final Price shall (subject to any further adjustment, if applicable, pursuant to clause 2.4) be adopted for all Tax reporting purposes.
2.4    Any payment made in satisfaction of a liability arising under a Seller Obligation (including, for the avoidance of doubt, any obligation to pay the Client Adjustment Amount in accordance with this Agreement) or a Purchaser Obligation shall adjust the price paid for the Shares.
3.    CONDITIONS TO CLOSING
3.1    Closing shall be conditional on the following Conditions having been fulfilled or waived in writing in accordance with the terms of this Agreement:

(a)	the Competition Authority of Norway has, under the applicable merger control laws:

(i)
given the approval, consent or clearances required under relevant law for completion of the Proposed Transaction, either unconditionally or subject to conditions, obligations, undertakings or modifications accepted by the Purchaser;

(ii)	rendered a decision that no approval, consent or clearance is required under relevant law for completion of the Proposed Transaction; or

(iii)
failed to render a decision within the applicable waiting period under law and such failure is considered under such law to be a grant of all requisite consents or clearances under such law or referred the Proposed Transaction or any part thereof to another Governmental Entity in accordance with law and one of the requirements listed in items (i) through (ii) above has been fulfilled in respect of such other Governmental Entity.

(b)
the Seller and its Affiliates having obtained from Wells Fargo Bank, N.A. as Lender and Agent under the Credit Agreement (the Credit Agreement) entered into as of May 7, 2012 by and among the lenders identified in the signature pages to the Credit Agreement, Wells Fargo Bank, N.A. (as Agent, and such other capacities as described in the Credit Agreement) and Ciber Inc. and certain of its subsidiaries as set forth in the Credit Agreement the written consent for the entering into and consummation of the transaction contemplated by this Agreement;

(c)	there shall not have occurred any Material Adverse Change or any events or circumstances that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change; and

(d)	the conclusion of the Purchaser’s legal, financial and tax due diligence in respect of the Company being concluded to the reasonable satisfaction of the Purchaser.
3.2    The Purchaser shall, at its own cost, use reasonable efforts to ensure that the Condition in clause 3.1(a) is fulfilled promptly after the date of this Agreement. The Purchaser and the Seller shall, each at its own cost, use reasonable efforts to ensure that the other Conditions are fulfilled to the reasonable satisfaction of the Purchaser as soon as reasonably practicable. The Seller and Purchaser shall cooperate in obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy any relevant Condition and shall take all steps as are reasonable for that purpose (including making appropriate submissions, notifications and filings, in consultation with the other, on or before the date of this Agreement). The Seller and Purchaser shall for this purpose:

(a)
promptly (but in any case within 2 Business Days) notify the other party (and provide copies or, in the case of non-written communications, details) of any communications with any such Governmental Entity relating to any such consent, approval or action, save to the extent such communications contain commercially sensitive information of a party or any of its Affiliates;

(b)	keep the other informed of any communication (whether written or oral) with any such Governmental Entity;

(c)	take into account any reasonable comments and requests of the other party and its advisers; and

(d)
regularly review with the other party the progress of any notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity.

3.3    The Seller shall, to the extent legally permissible, provide any Governmental Entity and, save to the extent such information contains commercially sensitive information of the Seller or any member of the Seller Group, the Purchaser and its legal advisers with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity.
3.4    If a Governmental Entity is prepared to grant its consent or approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchaser, the Purchaser shall have the sole and absolute discretion whether or not to accept the imposition of such conditions and obligations.

3.5    The Condition in clause 3.1(c) may be waived by notice in writing from the Purchaser. The Conditions in clauses 3.1(a) and (b) may only be waived by written agreement between the Seller and the Purchaser.
3.6    The Seller and the Purchaser shall each notify the other promptly (but in any event within 2 Business Days) upon becoming aware that any of the Conditions have been fulfilled. The first Business Day on or by which all Conditions have been fulfilled (or waived in accordance with clause 3.5) is the Unconditional Date.
3.7    If the Unconditional Date has not occurred on or before the day that is 45 days after the date of this Agreement (the Longstop Date) (or such later date as the parties may agree in writing), this Agreement shall automatically terminate (other than in respect of the Surviving Provisions). In such event, neither party (nor any of its Affiliates) shall have any claim under the Transaction Documents of any nature whatsoever against the other party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.
4.    PRE‑CLOSING SELLER UNDERTAKINGS
To the extent permissible under applicable law, from the date of this Agreement until Closing, the Seller shall (except as may be approved in writing by the Purchaser) ensure that the business of the Company is carried on in all material respects only in the ordinary course of business and shall comply with the obligations set out in Schedule 4. For the avoidance of doubt, the Purchaser accepts the creation of the Excluded Inter-Company Debt and Day-to-day Inter-Company Debt Balances.
5.    CLOSING
5.1    Closing shall, where possible, take place by electronic communication and, to the extent not possible, take place in Oslo, at the offices of Advokatfirmaet Selmer DA (or at such other location(s) as the parties may agree) on the second Business Day after the Unconditional Date (provided that all the Conditions (other than those which have been waived in accordance with clause 3) remain fulfilled at that date) or such other date as the parties may agree in writing (the Closing Date).
5.2    At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates in Schedule 5.
5.3    If the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any material obligation in Schedule 5, then the other party shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the party in default on the date Closing would otherwise be due to take place, to:

(a)	require Closing to take place so far as practicable having regard to the defaults which have occurred; or

(b)
notify the party in default of a new date for Closing (being not more than 5 Business Days after the original date for Closing) in which case the provisions of this clause 5 (other than this clause 5.3) and Schedule 5 shall apply to Closing as so deferred; or

(c)	terminate this Agreement (other than the Surviving Provisions).
5.4    If this Agreement is so terminated, neither party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).
6.    SELLER WARRANTIES
6.1    The Seller represents and warrants to the Purchaser that on the date of this Agreement and at Closing each and every one of the statements set forth in Schedule 5 is true and accurate.
6.2    The Warranties are given subject to the limitations set out in this clause 6, clause 8 and Schedule 2.
6.3    None of the limitations in Schedule 2 shall apply to any Claim to the extent that the Claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, dishonest or deliberate misstatement or concealment or other fraud or fraudulent misrepresentation by the Seller or any director, officer or employee (or former officer or employee) of the Seller or any other member of the Seller Group.
6.4    Except in the case of fraud, wilful intent or gross negligence and as against any individual or entity who has acted fraudulently, the Seller agrees and undertakes with the Purchaser that neither it nor any other member of the Seller Group has any rights against, and will waive and shall not make any claim against, any director (other than, if applicable, the Norwegian based directors of the Company), officer, employee, adviser or agent of: (i) the Company; or (ii) any member of the Purchaser Group, on whom the Seller may have relied before agreeing to any term of this Agreement or any other Transaction Document or before entering into this Agreement or any other Transaction Document. Notwithstanding the provisions of clause 32, the provisions of this clause 6.4 may be relied upon and enforced by each individual or entity for whose benefit it is expressed or intended to be given.
6.5    In the event of a breach of any of the Warranties, the Seller shall, subject to the provisions of this clause and Schedule 2 and without prejudice to any other rights or remedies the Purchaser may otherwise have, compensate the Purchaser for all damages incurred by the Purchaser, its Affiliates and the Company in connection with such breach of Warranty, including payment in cash to the Purchaser of a sum equal to the aggregate of:

(a)	the amount which would be necessary to put the Company into the financial position which would have existed had there been no breach of the Warranty; and

(b)	all other damages suffered or incurred by the Purchaser or any of its Affiliates (including the Company), directly or indirectly, as a result of or in connection with the breach of Warranty.
6.6    The Seller undertakes to notify the Purchaser in writing promptly if it or any other member of the Seller Group becomes aware of any circumstance arising after the date of this

Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any material respect.
6.7    If the Seller has a liability arising under a Seller Obligation, any amounts due in satisfaction of that liability shall be paid in full without deduction or retention (except as required by law or as otherwise expressly permitted under this Agreement). The Seller hereby waives and relinquishes any right of set-off or counterclaim which it may have in respect of the payment of any such amount.
7.    PURCHASER WARRANTIES
The Purchaser hereby represents and warrants to the Seller that on the date of this Agreement each and every one of the statements set forth in Schedule 3 is true and accurate.
8.    CONDUCT OF PURCHASER CLAIMS
8.1    If the Purchaser becomes aware of any claim or potential claim by a third party (a Third Party Claim) that might result in a Claim being made by the Purchaser, the Purchaser (subject to the Purchaser and each member of the Purchaser Group being indemnified and secured to the Purchaser’s reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses, including those of its legal advisers, incurred in respect of that Third Party Claim) shall:

(a)
as soon as reasonably practicable but in any event within 20 Business Days of becoming aware of such Third Party Claim, give notice of such Third Party Claim to the Seller and ensure that the Seller is given all reasonable information and facilities to investigate it;

(b)
not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior consultation with the Seller and shall ensure that any agreement or compromise shall at all times strike a fair balance between the interests of the Seller in keeping the damages as low as possible on one hand and the interests of the Purchaser in maintaining good business relationships with such third parties on the other hand; and

(c)
(subject to the Purchaser or the relevant member of the Purchaser Group being entitled to employ its own legal advisers) ensure that it and each member of the Purchaser Group shall take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim, save to the extent that to do so would:

(i)	breach any duty of confidentiality owed by the Purchaser or a member of the Purchaser Group to a third party; or

(ii)	prejudice the ability of the Purchaser to bring a claim against the Seller.
8.2    The rights of the Seller under clause 8.1(b) and (c) shall only apply to a Third Party Claim if the Seller gives notice to the Purchaser in writing of its intention to exercise its rights within 10 Business Days of the Purchaser giving notice of the Third Party Claim and also acknowledges that the Seller is liable, subject to the remaining provisions of this Agreement, for damages to the Purchaser arising from that Third Party Claim. If the Seller does not give notice during that period, the Purchaser shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against any member of the Purchaser Group out of which that Third Party Claim may arise.
8.3    Neither the Purchaser nor any of its Affiliates shall be required to take any action or refrain from taking any action pursuant to clause 8.1 if the action or omission requested would, in the reasonable opinion of the Purchaser, be prejudicial to the business, including the commercial interests, reputation, goodwill or relationships, of the Purchaser or any of its Affiliates or to the Company, including its commercial interests, reputation, goodwill or relationships.
8.4    The Purchaser shall not be precluded from bringing any claim for breach of any of the terms of this Agreement by reason of any breach of the terms of this clause 8.1.
9.    ESCROW
9.1    The Seller, the Purchaser and the Escrow Agent shall enter into the Escrow Agreement on Closing.
9.2    The Escrow Amount shall be held in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement.
9.3    Subject to clause 9.4 below and the remaining provisions of this clause 9.3, the funds in the Escrow Account shall be retained for a period of 18 months from Closing (the Escrow Period). Subject to clause 9.4 below, the Purchaser and the Seller shall issue joint written instructions to the Escrow Agent to release to the Seller the funds in the Escrow Account in accordance with the terms of the Escrow Agreement and as follows:

(a)
on the first anniversary of the Closing Date (the First Release Date), the following amount shall be released to the Seller (solely if such amount is a positive number, it being agreed that no amount shall be released to the Seller if such amount is a negative number):

(i)	NOK 2,868,852,45; minus

(ii)	the total amount released from the Escrow Account to any person prior to the First Release Date; minus

(iii)	the aggregate amount of all outstanding Escrow Claims (if any) as of the First Release Date;

(b)
at the end of the Escrow Period (the Second Release Date), the following amount shall be released to the Seller (solely if such amount is a positive number, it being agreed that no amount shall be released to the Seller if such amount is a negative number):

(i)	the amount remaining in the Escrow Account as of the Second Release Date; minus

(ii)	the aggregate amount of all outstanding Escrow Claims (if any) as of the Second Release Date.
9.4    To the extent that the Purchaser shall have notified the Seller of any Escrow Claim prior to the expiry of the Escrow Period and the amount of any such Escrow Claim shall have been Agreed or Determined, the Seller and the Purchaser shall immediately upon such Agreement or Determination issue joint written instructions to the Escrow Agent to pay the amount of such Claim from the Escrow Account or, if the aggregate amount in the Escrow Account is less than the amount of the liability, the aggregate amount then standing to the credit of the Escrow Account, to the Purchaser.
9.5    To the extent that the liability for or the quantum of any Escrow Claim or Escrow Claims notified shall not have been Agreed or Determined by the expiry of the Escrow Period (any such Claim, a Relevant Claim), then the amount of the Relevant Claim(s) shall be retained in the Escrow Account following expiry of the Escrow Period until such Relevant Claim(s) are Agreed or Determined. Immediately upon such amount being Agreed or Determined the Seller and the Purchaser shall issue joint written instructions to the Escrow Agent to pay the amount of any Relevant Claim(s) from the Escrow Account or, if the aggregate amount in the Escrow Account is less than the amount of the liability (as so Agreed or Determined), the aggregate amount then standing to the credit of the Escrow Account, to the Purchaser. Immediately once all such Relevant Claims have been so Agreed or Determined and paid to the Purchaser, the balance (if any) remaining in the Escrow Account shall be paid to the Seller.
9.6    Both the Seller and the Purchaser undertake to issue instructions for payment from the Escrow Account of the amounts due under the above clauses without delay.
10.    NO RIGHTS OF RESCISSION OR TERMINATION
Other than in accordance with clause 3.7 or 5.3, neither party shall be entitled to rescind, dissolve or otherwise terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation or wilful intent.
11.    TRADEMARK LICENSE
On Closing, the Seller, the Purchaser and Ciber Inc. shall enter into a trademark license agreement (Trademark License Agreement), in the Agreed Form attached hereto as Schedule 6.
12.    TRANSITIONAL SERVICES
On Closing, the Seller and the Purchaser shall enter into a transitional services agreement (Transitional Services Agreement), in the Agreed Form attached hereto as Schedule 6.
13.    TAX
13.1    The Seller hereby covenants with the Purchaser to indemnify the Purchaser on demand against any liability of the Company to make or suffer an actual payment of Tax:

(a)	which arises in respect of or in consequence of:

(i)	any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) on or before Closing; or

(ii)	any Event which occurs or occurred (or is deemed to occur or to have occurred) on or before Closing; or

(b)	which is properly attributable to the Seller; or

(c)	which is attributable to the loss or non-availability to any extent of any Relief included in the Last Accounts.
13.2    For the purpose of clauses 13.1(a) and (b) there shall be treated as an actual payment of Tax an amount equal to the amount of Tax saved in consequence of any use or set-off of:

(a)	any Relief arising to the Company in respect of an Event occurring or period ending after the Closing: or

(b)	any Relief included in the Last Accounts: or

(c)	any Relief arising to the Purchaser or any member of the Purchaser Group, in circumstances where, but for such use or set off, the Company would have been liable to make an actual payment of Tax to which clause 13.1(a) or (b) would apply.
13.3    Clause 13.1(a) shall not apply if and to the extent that provision in respect of the liability to Tax is specifically provided or reserved for (and not released prior to Closing) in the Last Accounts.
13.4    The indemnity contained in this clause 13 shall extend to all costs and expenses reasonably incurred by the Purchaser or the Company in connection with a claim under this clause 13 or the subject matter of such a claim.
13.5    Any reference in this clause 13 to an Event which occurs or occurred (or is deemed to occur or have occurred) on or before Closing shall include a series or combination of Events the first of which occurred on or before Closing.
14.    INSURANCE
14.1    From the date of this Agreement until 30 September 2016 (the Insured Period), the Seller shall (and shall ensure that each of its Affiliates shall), at the Company's cost from the Closing Date until the expiry of the Insured Period and at actual cost without any mark-up, continue in force and comply with all policies of insurance, including, for the avoidance of doubt, any workers compensation insurance, maintained by them in respect of the Company (including in respect of each of the Properties, except for those Properties where there is a lease and there is an obligation on the landlord to insure).
14.2    If any insured event occurs before the expiry of the Insured Period in relation to the Company or its business or assets, the Seller shall use all reasonable efforts to make recovery under the relevant policy prior to the expiry of the Insured Period. To the extent that recovery is made, the Seller shall ensure that the proceeds are applied to restore or replace the relevant insured asset(s) or passed to the Purchaser on the last day of the Insured Period.
14.3    From the expiry of the Insured Period, the Seller shall ensure that all insurance policies which are in force at the expiry of the Insured Period continue in force on the same terms to the extent that (i) they provide cover in relation to the carrying on of the business of the Company before the expiry of the Insured Period and/or any matter or event occurring in relation to any assets of the Company before the expiry of the Insured Period and (ii) under their respective terms, claims can still be made or pursued after the expiry of the Insured Period. The claims that will be made or pursued by or on behalf of the Purchaser Group under the insurance policies (together the Permitted Claims) will include those that have already been notified to the relevant insurer(s) before the expiry of the Insured Period and are pending or outstanding at the expiry of the Insured Period and any additional claims that are notified to the relevant insurer(s) on or before the second anniversary of the Closing.
14.4    The Seller shall ensure that each member of the Seller Group shall take such steps as the Purchaser reasonably requires to make and/or pursue any Permitted Claim (including giving notice of the claim to the insurer at the request of the Purchaser) or to assist any member of the Purchaser Group in making the claim, and shall pay to the Purchaser any proceeds actually received within 5 Business Days of their receipt after deducting (in either case) all costs reasonably incurred by the Seller or relevant member of the Seller Group in recovering such proceeds.
14.5    Upon the expiry of the Insured Period, and subject to the provisions of clause 14.3 above, all insurance cover arranged in relation to the business or assets of the Company by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (other than in relation to insured events taking place before the expiry of the Insured Period) and no member of the Purchaser Group shall make any claim under any such policies in relation to insured events arising after the expiry of the Insured Period.
15.    PAYMENT OF INTER-COMPANY DEBT
The provisions of Schedule 8 shall apply in respect of the payment of Inter-Company Debt.
16.    PROTECTIVE COVENANTS POST-CLOSING
16.1    Except as permitted pursuant to clause 17, the Seller shall ensure that neither it nor any of its Affiliates shall (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in Norway for a period of 3 years after the Closing Date. For this purpose Competing Business means a business which competes with any business carried on during the 12 months preceding the Closing Date by the Company.
16.2    Neither the Seller nor any of its Affiliates shall (whether alone, jointly with another, directly or indirectly), for 2 years after Closing, offer to employ or seek to entice away from the Company, the Purchaser or any member of the Purchaser Group, or conclude any contract for services with, any person who was employed by the Company at any time during the 12 months ending on the date of this Agreement.

16.3    Each of the undertakings in clauses 16.1 and 16.2 is given to the Purchaser and to each of its Affiliates. The Seller acknowledges that each is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and its Affiliates. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.
17.    POST‑CLOSING UNDERTAKINGS
17.1    For 7 years following the Closing Date, and subject to the provisions of clause 20:

(a)
each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Company and to the period up to Closing (the Purchaser Records), and such other information, assistance and access to records and personnel as it reasonably requires, but only for the purposes of the preparation of any reasonable accounting records, Tax return or regulatory filing by the Seller (or any member of the Seller Group) or as may be reasonably required for the performance by the Seller of its obligations under the Transaction Documents;

(b)
each member of the Seller Group shall provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Company (the Seller Records), and such other information, assistance and access to records and personnel as it reasonably requires, but only for the purposes of the preparation of any reasonable accounting records, Tax return or regulatory filing by the Purchaser (or any member of the Purchaser Group) or as may be reasonably required for the performance by the Purchaser of its obligations under the Transaction Documents.

(c)
no member of the Purchaser Group shall dispose of, or destroy any of, the Purchaser Records necessary for the preparation of any reasonable accounting records, any Tax return or regulatory filing by the Seller (or any member of the Seller Group) or as may be reasonably required for the performance by the Seller of its obligations under the Transaction Documents without first giving the Seller at least 2 months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense); and

(d)
no member of the Seller Group shall dispose of, or destroy any of, the Seller Records necessary for the preparation of any reasonable accounting records, any Tax return or regulatory filing by the Purchaser (or any member of the Purchaser Group) or as may be reasonably required for the performance by the Purchaser of its obligations under the Transaction Documents without first giving the Purchaser at least 2 months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of such records (at the Purchaser’s expense).

17.2    Following the Closing Date:

(a)	notwithstanding the obligations of clause 8, each member of the Purchaser Group shall (at the Seller’s expense, to the extent the costs are reasonable) give such assistance to any member of the Seller Group (including access to records and personnel) as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Company, including proceedings relating to employees’ claims or Taxation; and

(b)	the Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it in relation to the Company; and

(c)	the Purchaser shall promptly give to the Seller all written notices, correspondence, information or enquiries received by it in relation to any business of the Seller Group not being the Company.
17.3    If, during a period of 18 months following the Closing Date:

(a)
any member of the Seller Group receives any correspondence or amount which is part of or relates to the Company (including, for the avoidance of doubt, any payments received into a bank account of the Seller or any member of the Seller Group for any receivables or Trade Debtors belonging to the Company), the Seller shall, as soon as practicable and in any event within 48 hours, ensure that such correspondence or amount (together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Seller Group as a result of holding that correspondence or amount since Closing) is transferred to such member of the Purchaser Group as the Purchaser shall specify, at no cost. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for this purpose;

(b)
any member of the Purchaser Group receives any correspondence or amount which is not part of and does not relate to the Company but rather belongs to any member of the Seller Group, the Purchaser shall, as soon as practicable and in any event within 48 hours, ensure that such correspondence or amount (together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Purchaser Group as a result of holding that correspondence or amount since Closing) is transferred to such member of the Seller Group as the Seller shall specify, at no cost. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for this purpose.

17.4    The Purchaser agrees that it shall, in relation to any contracts to which the Company is a party as at the Closing and that provide for services to be rendered by any member of the Seller Group outside Norway (the Foreign Business Contracts), for the first 6 months after the Closing Date (the Foreign Business Contracts Period), continue to engage the relevant members of the Seller Group to render the relevant services outside of Norway, provided that:

(a)	the services shall be to a standard and level which is equivalent to the standard and level enjoyed in the 12 months prior to the Closing Date;

(b)	the relevant member of the Seller Group complies with its obligations under the applicable Foreign Business Contract;

(c)
the Seller and the relevant member of the Seller Group indemnifies the Purchaser against any claims or losses suffered by or against the Purchaser arising from or as a result of the conduct of the relevant member of the Seller Group under the relevant Foreign Business Contract; and

(d)
between the Closing Date and the end of the Foreign Business Contracts Period, the parties shall negotiate in good faith whether and, if so, on which terms the relevant members of the Seller Group will continue to render services under the Foreign Business Contracts after the end of the Foreign Business Contracts Period.

17.5    The parties furthermore agrees that where any customer contract, that is already in effect as at Closing and has been entered into between any member of the Seller Group (other than the Company), on the one hand, and a non-Norwegian client, on the other hand (each such contract a Foreign Seller Contract), provides for part of the services under such Foreign Seller Contract to be rendered in Norway (for example to such non-Norwegian client's Norwegian subsidiaries), the Seller or the relevant member of the Seller Group shall offer the Purchaser the opportunity to provide the relevant services in Norway on a sub-contracting basis via the Company, it being understood that:

(a)	the services shall be to a standard and level which is equivalent to the standard and level enjoyed in the 12 months prior to the Closing Date;

(b)
the Purchaser indemnifies the Seller against any claims or losses suffered by or against the Seller arising from or as a result of the conduct of the Purchaser under the relevant Foreign Seller Contract;

(c)
the Seller and the members of the Seller Group shall not implement or agree to the amendment or variation of any Norwegian element of a Foreign Seller Contract without the prior written consent of the Purchaser; and

(d)
the Seller and the members of the Seller Group shall not negotiate or enter into any new contract which provides for part of the services to be rendered in Norway or agree to the extension of any Foreign Seller Contract without the prior written consent of the Purchaser.

If the Purchaser informs the Seller that it does not want to or cannot provide the relevant services in Norway on a sub-contracting basis, or if the Purchaser does not respond to such offer within 15 Business Days, the Seller or the relevant member of the Seller's Group shall be entitled to provide such services in Norway and the non-compete obligations included in clause 16 shall not apply in respect of those services.
17.6    Following Closing, the details and accounting treatment in the Company’s books of account of the pension assets and liabilities of the Company and the treasury stock and restricted stock units of the Company, including any off-balance sheet pension assets and liabilities or stock (collectively the Balance Sheet Items), shall be confirmed in accordance with the provisions of Schedule 13 (the Accounting Review). To the extent that the Accounting Review results in a valuation or accounting treatment for any of the Balance Sheet Items which is different to that recorded in the Company’s books of account as at the date hereof, any such revaluations shall, to the extent relevant to the preparation of the Closing Statement and the financial items relevant thereto, be taken as the value or treatment of those items for purposes of the Closing Statement.
18.    PAYMENTS
18.1    Subject to any provision of this Agreement to the contrary, any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) to the

Seller shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.
18.2    Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.
18.3    Payment under clauses 18.1 and 18.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
18.4    If any sum due for payment in accordance with this Agreement (a Due Sum) is not paid on the due date for payment (the Due Date), the person in default shall pay Default Interest on that sum from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.
18.5    All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.
18.6    All payments required to be made by the Purchaser to the Seller in terms of this agreement and expressed in NOK shall be converted from NOK to United States Dollars at the US Exchange Rate and shall be paid by the Purchaser in United States Dollars. All payments required to be made by the Seller to the Purchaser or by the Purchaser to the Company (cf. payment of the Excluded Inter-Company Debt in accordance with Schedule 5), shall be made in NOK.
19.    ANNOUNCEMENTS
Notwithstanding clause 20, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular or press release in connection with the existence or subject matter of this Agreement (or any of the other Transaction Documents) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed). To the extent permitted by laws or regulations, the foregoing also applies in case the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. To the extent not permitted by such laws or regulations, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content, and timing, and the only contents of such announcement shall be as required by law.
20.    CONFIDENTIALITY
20.1    For the purposes of this clause 20:

(a)	Confidential Information means:

(i)
(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, to the Company; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, to the Company; and

(iii)	information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and the other Transaction Documents;
and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the party has determined from such information;

(b)
Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

20.2    Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except (i) as this clause 20 permits or (ii) as the other party approves in writing.
20.3    Clause 20.2 shall not prevent disclosure by a party or its Representatives to the extent that it can demonstrate that:

(a)
disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction (provided that, except in connection with disclosure to a Tax Authority, the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)
disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document.
20.4    Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.
20.5    If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)
return to the Seller all written documents and other materials relating to the Seller, the Company or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.
21.    ASSIGNMENT
21.1    Except as provided in this clause 21 or unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.
21.2    The Purchaser may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a party (in whole or in part) to, and it may be enforced by, any Permitted Assignee as if it were the Purchaser under this Agreement. Any Permitted Assignee to whom an assignment is made in accordance with the provisions of this clause 21 may itself make an assignment as if it were the Purchaser under this clause 21. Regardless of any such assignment, the Purchase shall remain fully liable towards the Seller. In the event that a Permitted Assignee to whom an assignment has been made in accordance with the provisions of this clause 21.2 ceases to be a Permitted Assignee (i.e. a member of the Purchaser Group), the Permitted Assignee must assign the benefits of this Agreement and/or any other relevant Transaction Document to which it is party (in whole or in part) to a Permitted Assignee no later than at the date it ceases to be a Permitted Assignee. For this purpose, a Permitted Assignee means any member or members of the Purchaser Group.
21.3    The Purchaser may assign its rights under this Agreement and/or under any other Transaction Document to which it is a party by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares.
21.4    Any purported assignment in contravention of this clause 21 shall be void.
22.    FURTHER ASSURANCES
22.1    Each of the Seller and the Purchaser shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary to implement and give effect to this Agreement.
22.2    Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.
23.    COSTS
Except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

24.    NOTICES
24.1    Any notice in connection with this Agreement shall be in writing in English and delivered by hand, registered post or courier using an internationally recognised courier company, or by email. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) if delivered by email, at the time of sending.
24.2    The addresses of the parties for the purpose of clause 24.1 are:

Seller	Address:	Email:
For the attention of: Christian Mezger Chief Financial Officer	6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado, USA	CMezger@ciber.com
With a copy to: Sean Radcliffe Senior Vice President, General Counsel and Corporate Secretary	6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado, USA	SRadcliffe@ciber.com
Purchaser	Address:	Email:
For the attention of: Maalfrid Brath	Tordenskiolds gate 2, 0160 Oslo	Maalfrid.Brath@manpowergroup.no
With a copy to: Emily Gleeson Director of Legal Affairs EMEA. ManpowerGroup	The Helicon One South Place, London EC2M 2RB	Emily.Gleeson@manpowergroup.com
24.3    A party may notify the other party of a change to its name, relevant addressee, address or email address for the purpose of this clause 24, provided that such notice shall only be effective upon:

(a)	the date specified in such notice as the date on which the change is to take place; or

(b)
if, in such notice, no date is specified or the date to be specified is less than 5 Business Days after the date on which such notice is given, the date following 5 Business Days after such notice has been given.

25.    CONFLICT WITH OTHER AGREEMENTS
If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between the Seller and any members of the Purchaser Group) unless such other agreement expressly states that it overrides this Agreement in the relevant respect.

26.    WHOLE AGREEMENT
26.1    This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction.
27.    WAIVERS, RIGHTS AND REMEDIES
27.1    Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
28.    EFFECT OF CLOSING
Notwithstanding Closing (i) each provision of this Agreement and any other Transaction Document not performed at or before Closing but which remains capable of performance (ii) the Warranties and (iii) all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document, will remain in full force and effect and (except as otherwise expressly provided) without limit in time.
29.    COUNTERPARTS
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
30.    VARIATIONS
No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.
31.    INVALIDITY
Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
32.    THIRD PARTY ENFORCEMENT RIGHTS

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to persons who are not a party to this Agreement. To the extent this Agreement expressly grants rights to third parties, the parties to this Agreement shall be permitted to change or exclude such rights at any time without the consent of the respective third party.
33.    MITIGATION
Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under applicable law to mitigate any loss or damage incurred by it as a result of a Claim.
34.    GOVERNING LAW AND JURISDICTION
34.1    This Agreement, including the arbitration provision contained in this clause 34, shall be governed by and construed in accordance with the laws of Norway.
34.2    All disputes between the parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement, including all disputed claims for breach by any party of any representation, warranty, undertaking or covenant under this Agreement (a Dispute), shall be finally resolved by arbitration in accordance with the provisions of the Norwegian Arbitration Act dated 14 May 2004, no. 25 (the Arbitration Act) as supplemented and modified by the provisions of this Agreement, provided always that the parties have the right to submit any such dispute in summary proceedings to any court of competent jurisdiction of Oslo, Norway (i) for provisional relief pending the outcome of arbitration, including provisional injunctive relief or arrest or other pre-judgment attachment of assets, or (ii) to compel arbitration or enforce any arbitral award and the right to obtain seizure. The arbitrators, who shall be appointed in accordance with the Arbitration Act and this Agreement, shall decide according to the rules of the law. The arbitral tribunal shall consist of 3 arbitrators, each of whom shall be fluent in English. The arbitral proceedings shall be conducted in the English language. Each party shall nominate one arbitrator. The third arbitrator shall be jointly nominated by the arbitrators nominated by the parties, and shall act as chairman of the arbitration tribunal. The place of arbitration shall be the Municipality of Oslo.
Schedule 1

SELLER WARRANTIES
Part A    : General/Commercial
1.    THE SELLER GROUP AND THE SHARES
1.1    Authorisations, valid obligations, filings and consents

(a)
The Seller, the Company and each other relevant member of the Seller Group, has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party, subject to the provisions of clause 3 of this Agreement, and in particular the required consent from Wells Fargo Bank, N.A.

(b)
Entry into and performance by each member of the Seller Group and the Company of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its constitutional documents; or (ii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority.

(c)	This Agreement and the Transaction Documents will, when executed, constitute valid and binding obligations of each relevant member of the Seller Group and the Company.

(d)
Except for filing to the U.S. Securities and Exchange Commission and as otherwise referred to in this Agreement, no member of the Seller Group (i) is required to make any announcement, consultation, notice, report or filing or (ii) requires any consent, approval, registration, authorisation or permit, in each case in connection with the execution and performance of this Agreement or any other Transaction Document.

1.2    Details of the Shares and the Company

(a)
The Seller and the Company are validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and the Company has full power to conduct its business as conducted at the date of this Agreement.

(b)
The Seller is the sole owner of the Shares free from all Third Party Rights. The Seller is entitled to transfer or procure the transfer of the full ownership of the Shares to the Purchaser on the terms set out in this Agreement.

(c)
The Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capital of the Company. All the Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Shares.

(d)	No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in the Company.

(e)
The Company owns or is entitled to possess or use (when taken together with the services provided under the Transitional Services Agreement and for such period as such services are so provided) all the assets that are being used to carry on the business of the Company as it has been carried on in the 12 months prior to Closing.

(f)	The information in the Company's articles of association, company certificate and shareholders' book as set out in the Data Room is true, accurate and not misleading.
1.3    Other interests. The Company does not own or have any interest of any nature in any shares, debentures or other securities issued by any undertaking.
2.    FINANCIAL MATTERS
2.1    The Last Accounts. The Last Accounts give a true and fair view of the state of affairs of the Company, and its assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date. Furthermore, the Last Accounts were prepared in accordance with Norwegian GAAP.
2.2    Management Accounts. The Management Accounts of the Company for all periods ended after the Last Accounts Date to which they relate were properly prepared in all material respects using accounting policies consistent with those adopted in the preparation of the Last Accounts. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts:

(a)	are not misleading in any material respect;

(b)	do not materially overstate the value of the assets nor materially understate the liabilities of the Company as at the dates to which they were drawn up; and

(c)	do not materially overstate the profits or materially understate the losses of the Company in respect of the periods to which they relate.
In the context of this paragraph 2.2, material and materially shall be deemed to refer to facts, matters, circumstances, issues or events which have or the absence of which would have an aggregate cost, benefit or value to the Company of more than NOK 100,000.
2.3    Past transactions in accordance with applicable laws. Whilst it has been a subsidiary of the Seller, the Company has in all material respects carried out all transactions in accordance with all applicable laws and regulations. To the Seller's knowledge, no such transaction constituted a transfer at an undervalue or an unlawful distribution or unlawful financial assistance by or to the Company. At no time during the period have the net assets (being the aggregate value of all the assets less the aggregate value of all the liabilities of the relevant company at the relevant time) of the Company been less than the aggregate amount of its share capital and undistributable reserves.
2.4    Position since Last Accounts Date. Since the Last Accounts Date:

(a)	there has been no Material Adverse Change;

(b)	the Company has carried on in the ordinary and usual course;

(c)	the Seller and the Company has not acquired or disposed of, or agreed to acquire or dispose of, any one or more of the assets of the Company; and

(d)	the Company has not made any changes in terms of employment, including pension fund commitments, which would be inconsistent with the provisions of Schedule 4.
2.5    No undisclosed liabilities. There are no actual or contingent liabilities of the Company (whether or not those liabilities are required to be disclosed or provided for in accordance with generally accepted accounting principles) except for (i) liabilities disclosed or provided for in the Last Accounts (ii) liabilities incurred in the ordinary and usual course of business since the Last Accounts Date which, taken together, do not result in a Material Adverse Change or (iii) liabilities disclosed elsewhere in the Disclosed Information.
2.6    Accounting and other records. The statutory books, books of account and other records of the Company required to be kept by applicable laws are up-to-date and have been maintained in accordance with those laws and relevant generally accepted accounting practices on a proper and consistent basis and comprise in all material respects complete and accurate records of all information required to be recorded.
3.    DEBT POSITION
3.1    Debts owed to the Company. The Company has not lent any money which is due to be repaid and as at the date of this Agreement has not been repaid to it and the Company does not own the benefit of any debt (whether trading or otherwise) save as set out in the Disclosure Letter. For the avoidance of doubt, the Company shall not have any Inter-Company Debt after Closing, save for the Excluded Inter-Company Debt and Day-to-Day Inter-Company Debt Balances.
3.2    Book debts. The book debts shown in the Last Accounts have realised their nominal amount less any specific provision for bad or doubtful debts included in the Last Accounts. The book debts incurred by the Company since the Last Accounts Date and which are outstanding as at the date of this Agreement will realise within 3 months from that date not less than 95 per cent. of their nominal amount.
3.3    Debts owed by the Company.

(a)	The Company does not owe any Financial Debt other than moneys borrowed from third parties (which do not exceed NOK 100,000 in aggregate and details of which are set out in the Disclosure Letter).

(b)	The Company has not received any notice to repay any Financial Debt which is repayable on demand.

(c)
No Financial Debt of the Company has become due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and neither the Company nor any member of the Seller Group has received a demand or other notice requiring any Financial Debt of the Company to be paid or repaid before its normal or originally stated maturity.

(d)
No event of default or any other event or circumstance which would entitle any person to call for early repayment of any Financial Debt of the Company or to enforce any security given by the Company (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

(e)
Save as set out in the Disclosure Letter, trade debts incurred by the Company in the ordinary course of its business since the Last Accounts Date and outstanding at the date of this Agreement do not exceed NOK 100,000 in aggregate for the Company (and none of them individually exceeds NOK 50,000).

3.4    Third Party Assurances. There are no Third Party Assurances given by or in favour of the Company or in respect of any of its assets or liabilities.
4.    REGULATORY MATTERS
4.1    Licences. The Disclosed Information contains a complete and correct list of the licences, permissions, authorisations (public or private) or consents (together, Approvals) required for carrying on the business of the Company effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations. These Approvals are in full force and effect in accordance with their terms and have been complied with. To the Seller's best knowledge, there are no circumstances which indicate that any Approval will or is reasonably likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Proposed Transaction or any of the Transaction Documents or otherwise).
4.2    Compliance with laws. The Company has at all times conducted its business and corporate affairs in accordance with its articles of association or other equivalent constitutional documents and in accordance with all applicable laws and regulations in all material respects and there has been no material default order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction which applies to the Company.
5.    BUSINESS ASSETS
5.1    Business. The Company owns or has legal valid right to use all assets used in the business of the Company, such assets are free from all Third Party Rights and consists of all assets that are necessary to carry on the business of the Company in the same manner as it was carried on prior to Closing.
5.2    Possession. The assets used in the business of the Company are in the possession or under control of the Company. The Company has not disposed of, or agreed to dispose of, any such assets.
5.3    Insurances. The Disclosed Information contains a complete and correct list of the insurance maintained in respect of the Company and its assets, together with details of all claims in excess of NOK 50,000 under any policy of insurance made by the Company in the 3 years before the date of this Agreement.
6.    CONTRACTUAL MATTERS
6.1    Largest customers and suppliers. The Disclosed Information contains a complete and correct list of the 20 largest customers and the 20 largest suppliers of the Company.
6.2    Material Agreements. All agreements with an annual value in excess of NOK 150,000 to which the Company is a party (the Material Agreements) have been disclosed in the Disclosed Information. Each agreement is listed in the appropriate category or categories, in each case specifying the relevant counterparty.
6.3    Key terms Material Agreements:

(a)	all Material Agreements were concluded on standard market terms and conditions and establish valid and enforceable rights of the Company;

(b)	none of the Material Agreements has been terminated;

(c)	the Company has not given or received any notice of ordinary or extraordinary termination to or from any counterparty with respect to any Material Agreement; or

(d)	except as disclosed in the Disclosed Information, none of the Material Agreements may be terminated as a consequence of the entry into and performance of the Transaction Documents; or

(e)
to the best of the Seller's knowledge, no circumstances are reasonably foreseeable due to which a Material Agreement could be terminated for good cause or otherwise be subject to extraordinary termination.

6.4    Defaults. In the last 24 months prior to the date of this Agreement, neither the Seller nor the Company or any counterparty to any Material Agreement has breached a material obligation under a Material Agreement. To the Seller's best knowledge none of the aforementioned parties is currently in performance default or will be in default as a result of the entry into and performance of the Transaction Document.
7.    LITIGATION AND INVESTIGATIONS
7.1    Except as disclosed in the Disclosed Information and other than any proceedings for collection of debts arising in the ordinary course, the Company is not involved as a party in any litigation, arbitration or contentious administrative proceedings and no such proceedings have been threatened in writing by or against the Company, and to the best of the Seller's knowledge, except as disclosed in the Disclosed Information, there are no circumstances existing which are likely to lead to any such proceedings in respect of the Company.
7.2    No governmental, administrative, regulatory or other official investigation or inquiry concerning the Company or its business or assets is in progress or pending and to the best of the Seller's knowledge there are no circumstances likely to lead to any such investigation or inquiry.
8.    INSOLVENCY ETC.
8.1    Winding up. No order has been made, petition presented or meeting convened for the winding up of the Seller, the Company or any parent company of them, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors, and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings.
8.2    Administration and receivership. No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to the Seller, the Company or any parent company of them, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).
8.3    Voluntary arrangement etc. None of the Seller, the Company or any parent company of them has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

8.4    Registration of charges. All material charges in favour of the Company required to be registered have been so registered to comply with all necessary formalities as to registration or otherwise in any applicable jurisdiction.
Part B    : IP/IT
1.    Owned IP. The Company does not own any Owned IP.
2.    Business IP.

(a)	The Company is the sole legal and beneficial owner of all of the rights and interests in, or has validly licensed to it, all of the Business IP.

(b)
The Business IP, the Intellectual Property Rights that are licensed to the Company by third parties and the Intellectual Property Rights that are acquired by or made available to the Company together comprise all of the Intellectual Property Rights that are required to carry on the business of the Company after Closing as it was carried on at the date of this Agreement and in the 6 months before the date of this Agreement.

3.    Licences. All list of all licences of Intellectual Property Rights granted to, and by, the Company are disclosed in the Disclosed Information. They are in force. So far as the Seller is aware, none of the parties to them is in default and there are no grounds on which they might be terminated. No disputes have arisen or, far as the Seller is aware, are foreseeable in connection with them.
4.    No infringement. None of the operations of or in connection with the Company infringe, or have in the 18 months before the date of this Agreement infringed, the Intellectual Property Rights of a third party. So far as the Seller is aware, no third party is infringing the Business IP.
5.    Confidential Information. All Proprietary Information has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. These confidentiality obligations are in force and, so far as the Seller is aware, have not been breached. For the purposes of this paragraph, Proprietary Information means confidential information (in any form) relating to, held by or used by the Company, including:

(a)	information relating to Company’s financial or trading position, assets, customers, suppliers, employees, operations, processes, products, plans or market opportunities;

(b)	know-how, trade secrets, technical information or software; and

(c)	findings, data or analysis derived from anything in sub-paragraphs (a) or (b).
6.    Encumbrances. The Business IP is not subject to any Third Party Right.
7.    Information technology.

(a)	The Disclosed Information contains a complete and correct list of the IT Systems.

(b)	All of the IT Systems are owned by, or validly licensed, leased or supplied under IT Contracts to, the Company.

(c)	All of the IT Systems are maintained and supported by the Company or by a third party under an IT Contract.

(d)	Listing of all material IT Contracts have been fairly disclosed in the Data Room.

(e)
So far as the Seller is aware, there are no circumstances in which the ownership, benefit or right to use the IT Systems might be lost, or rendered liable to termination, by virtue of the entry or the performance of the Transaction Documents.

(f)
In the 18 months before the date of this Agreement, the IT Systems have not failed to any material extent and so far as the Seller is aware the data that they process has not been corrupted or compromised. The Seller and the Company have implemented measures in accordance with best industry practice designed to prevent the IT Systems from being affected by viruses, bugs or other things that might distort their proper functioning, permit unauthorised access or disable them without the consent of the user.

(g)	The business of the Company has not adopted a business continuity and disaster recovery plan.

(h)
The IT Systems that are (i) owned by the Company; (ii) licensed, leased or supplied to the Company under IT Contracts; or (iii) acquired by or made available to the Company under this Agreement and the Transaction Documents together comprise all the IT Systems that are required to carry on the business of the Company after Closing as they were carried on at the date of this Agreement and in the last 6 months.

8.    Data protection. The Company complies, and has at all times within the 24 months before the date of this Agreement complied, with all applicable data protection laws, guidelines and industry standards. The Company has not received any notice or allegation that the Company has not complied with any applicable data protection laws, guidelines and industry standards.
Part C    : Real Estate
1.    General. The Properties comprise all the land and buildings leased, controlled, occupied or used by the Company. The information in respect of the Properties set out in the Disclosed Information is accurate in all respects, and the Company is in possession of the original title deeds in respect of the freehold Properties, copies of which are included in the Data Room as Folder 6 (Property).
2.    Possession and occupation. The Company is in possession of the whole of each of the Properties and save as disclosed in the Disclosed Information no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.
3.    Adverse Interests.

(a)	no Property is subject to any matter which affects the Company’s ability to continue to carry on its existing business from that Property as at present; and

(b)	the Company is not in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which affects the Properties.

4.    Outgoings. The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge.
5.    Leasehold Properties. In relation to those Properties which are leasehold:

(a)	there are no subsisting notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant;

(b)	no rent is currently under review;

(c)	the Company has not commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(d)	no surety has been released, expressly or by implication; and

(e)	no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.
Part D    : Employment
1.    The Disclosed Information contains a complete list of the Employees as per the date of the Agreement, including details of their current respective salaries, position, employee ID, start date and date of birth. In addition, the Data Room contains full and accurate details of:

(a)
the length of service and notice periods, restrictive covenants and duration, material benefits, 13th month, entitlement to participate in a retirement scheme, share incentive, profit sharing, bonus or other incentive scheme and whether they are on secondment;

(b)	the standard terms and conditions of employment applicable to the Employees;

(c)	the terms of all current contracts of employment or engagement of the Key Manager and all other benefits applicable to the Key Manager;

(d)
the terms of all collective (labour) agreements, employee handbooks, material policies and incentive, profit sharing, bonus or other incentive schemes applicable to any of the Employees (including any payments to be made to any Employee or any of its Affiliates) or which the Company is proposing to introduce, including for the avoidance of doubt details of any contractual severance, retention or change of control arrangement applicable to any of the Employees;

(e)	the terms of all agreements with any trade union (whether independent or not), (central) works council, European works council or similar body representing the Employees; and

(f)	the conditions under which consultants and self-employed individuals are engaged by the Company.
2.    Employment terms. All Employees are employed substantially on the basis of the standard terms and conditions of employment disclosed in the Disclosed Information.

3.    Changes to remuneration. Save as set out in the Disclosure Letter, the Company is not obliged to and has not made any promise to increase or vary any Employee’s salary, bonus, pension benefits or other remuneration and benefits.
4.    No amounts owing. There are no sums or other liabilities owing by the Company to any Employee or former employee of the Company (or their dependants), other than amounts representing reimbursement of expenses in respect of the month preceding the date of this Agreement, wages for the current salary period and accrued holiday pay for the current holiday year.
5.    No transaction related payments. Save as set out in the Disclosed Information, no contractual or gratuitous payments or other benefits have been made or may become due to be made to any Employee (or their dependants) in connection with the transactions contemplated by this Agreement or otherwise.
6.    Loans. There are no loans or notional loans to any current or former director or Employee or any of their nominees or associates made or arranged by the Company.
7.    Key Manager. The Key Manager has not given or received notice terminating his employment or engagement, as the case may be, nor have termination proceedings been initiated or is it otherwise to be expected that the Key Manager’s employment or engagement will be terminated within a 12 month period following Closing.
8.    Secondment of staff. The commercial contracts relating to the secondment of staff entered into by the Company contain adequate financial and factual protection against the risks caused by any specific dismissal rules or laws for the employer in case of termination of the assignment.
9.    Collective dismissals. Within the period of 2 years before the date of this Agreement, the Company has not initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan. There is not and has not been any (collective) severance agreement, social plan or similar plan applicable to the Employees and/or former employees of the Company.
10.    Complaints. There are not currently, nor were there within the period of 2 years before the date of this Agreement any material complaints, disputes or claims, by or in respect of any Employee, former employee and/or employee representative bodies, and there are no matters which could give rise to any such claims.
11.    Illness. Save as set out in the Disclosure Letter, none of the Employees are currently long-term ill or absent from work due to long-term illness.
12.    Compliance. The Company has in relation to each of their Employees, former employees and/or employee representative bodies complied in all aspects with all of their obligations under any applicable law, statute regulations, codes of conduct, codes of practice, collective agreements, terms and conditions of employment, orders and/or agreements with third parties and have not incurred any liability to any Employee or former employee in respect of any accident or injury.
Part E    : Retirement Benefits

1.    Other than the Pension Schemes and any state pension arrangement, there is no arrangement for or in respect of any of the Employees or former employees that the Company is or may become liable (whether such liability be actual or contingent, present or future) to provide or contribute to, under or in connection with which benefits are payable on death or retirement (whether accidental or not).
2.    Up-to-date, accurate and complete copies of the latest (plus subsequent amending documents) pension documents and rules (or other governing documents) and latest participant’s explanatory booklets relating to the Pension Schemes have been disclosed.
3.    All Pension Schemes are now and have at all times been made and duly administered in accordance with their governing documents and all applicable laws, regulations and requirements.
4.    All amounts due and payable on or before the date of Closing by the Company in relation to the Pension Schemes have been or will be duly paid in full on the due dates for such payments.
5.    The Company has not received notice in writing of any action, dispute or claim (other than routine claims for benefits) in relation to any of the Pension Schemes, or otherwise in respect of the provision of (or failure to provide) benefits payable on death or retirement, in respect of any Employee or former employee of the Company which has not been finally settled or terminated, nor are there any, nor have there been any, matters or circumstances that could give rise to any such actions, disputes or claims.
Part F    : Information
1.    All information contained or referred to in the Data Room and Disclosure Letter or which has otherwise been disclosed to the Purchaser or its advisors is true and accurate in all material respects.
2.    The Seller has disclosed all information and facts relating to the Company, its assets and undertakings (including financial information) which could reasonably be expected to be relevant to a purchaser’s decision to enter into this Agreement and to the Seller's best knowledge there is no other fact, matter or circumstance which renders any such information misleading because of any omission, ambiguity or for any other reason.
Part G    Tax
1.    Last Accounts. All liabilities, whether actual, deferred, contingent or disputed, of the Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Last Accounts Date or arising in respect of an Event occurring or deemed to occur on or before the Last Accounts Date are fully provided for or (as appropriate) disclosed in the Last Accounts, and the amount of any Tax asset shown in the Last Accounts does not exceed the amount actually available. All other warranties relating to specific Tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.
2.    Position since Last Accounts Date. Since the Last Accounts Date the Company has not been involved in any transaction which has given or may give rise to a liability to Tax on the Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Company arising from transactions entered into by it in the ordinary course of business.
3.    Payment of Taxes. All Tax due and payable by any the Company prior to the date hereof has been paid in full.
4.    Continuing commitments. All sums payable under any obligation incurred by the Company prior to Closing and which will continue to bind the Company after Closing have been and will continue to be deductible for the purposes of Corporate Tax.
5.    Returns etc. The Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any Tax Authority.
6.    Disputes, investigations. Save as set out in the Disclosure Letter, the Company is not involved in any current dispute with any Tax Authority or is or has in the last five years been the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority. So far as the Seller is aware in relation to the Company there is no planned investigation, enquiry, audit or non-routine visit by any Tax Authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.
7.    Penalties, interest, security. Within the past five years, the Company or any director or officer of the Company (in his capacity as such) has not paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment), or had been criminally convicted of any offence related to Tax. The Company has not within the past five years been required to provide any security in respect of any amount of Tax and no asset of the Company is subject to any charge or power of sale in favour of any Tax Authority.
8.    Rulings etc. No transaction in respect of which any consent, ruling, confirmation or clearance (each a Ruling) was required or sought from any Tax Authority has been entered into or carried out by the Company without such Ruling having first been properly obtained. All information supplied to any Tax Authority in connection with any such Ruling fully and accurately disclosed all facts and circumstances material to the giving of such Ruling. Any transaction for which such Ruling was obtained has been carried out only in accordance with the terms of such Ruling and the application on which the Ruling was based and at a time when such Ruling was valid and effective. No facts or circumstances have arisen since any such Ruling was obtained which would cause the Ruling to become invalid or ineffective.
9.    Special arrangements. No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Company's affairs.
10.    Withdrawal etc. of Reliefs after Closing. No Relief has been claimed by and/or given to the Company, or taken into account either in determining or eliminating any provision for

Tax or deferred tax in the Last Accounts or in determining any Tax asset in the Last Accounts, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any other Event or circumstance occurring or arising at any time after the Last Accounts Date.
11.    Deemed disposals etc. of assets and liabilities. The implementation of the transactions contemplated by this Agreement will not give rise to any deemed disposal or realisation by the Company of any asset or liability for any Tax purpose.
12.    Withholdings. The Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

SCHEDULE 2

LIMITATIONS ON LIABILITY
1.    If the Purchaser is notified or becomes aware of a fact, circumstance or event which may lead to or which has led to a Claim, the Purchaser shall inform the Seller thereof as soon as possible, however, not later than within 45 days of the Purchaser being so notified or having become so aware, stating, as far as the Purchaser is aware at that time, the nature of the fact, the circumstance or the event and the damages expected or sustained. Failure to notify the Seller of a Claim within the 45 day period referred to above shall not affect the rights of the Purchaser except to the extent the Seller is materially prejudiced by such failure.
2.    Time Limits. The Seller shall not be liable for any Claim unless the Seller receives from the Purchaser written notice containing such details as are then available of the matter giving rise to the Claim:

(a)	in the case of a Claim arising from the breach of any Fundamental Warranty (a Fundamental Warranty Claim), before the date that falls 5 years after the Closing;

(b)	in the case of a Tax Claim, before the date that falls six months after the expiry of the period set by the relevant statute of limitation in the case of such Tax Claim; and

(c)	in the case of any other Claim, before the date that falls 18 months after the Closing.
3.    Thresholds for Claims. The Seller shall not be liable for any single Claim for breach of Warranty unless:

(a)
the amount of the liability pursuant to that single Claim (and, for these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances may be aggregated and form a single Claim) exceeds 0.05% of the Debt Free/Cash Free Price (in which case the Purchaser shall be able to claim the full amount and not only the excess); and

(b)
the aggregate amount of the liability of the Seller for all Claims not excluded by sub paragraph (a) above exceeds 0.5% of the Debt Free/Cash Free Price (in which case the Purchaser shall be able to claim the full amount and not only the excess).

4.    Maximum limit for all Claims. The maximum aggregate amount of the liability of the Seller for all Escrow Claims, Client Adjustment Amount claims and Claims, other than any Fundamental Warranty Claims, Tax Claims or any Claims under the Tax Covenant, shall not exceed a sum of 25% of the Debt Free/Cash Free Price.
5.    Source of remedy. The parties acknowledge that the Escrow Amount aims to provide coverage to the Purchaser in relation to the Claims. Subject to the limitations set out in this Agreement, the Seller and the Purchaser agree and acknowledge that the Escrow Amount shall be recoverable directly from the Escrow Account, such in accordance with the terms of the Escrow Agreement.
The Purchaser shall have direct recourse against the Seller for any Claims which exceed the Escrow Amount, provided that such Claim(s) are within the Seller's maximum liability as set out in paragraph 4 of this Schedule (to the extent applicable).

6.    Matters disclosed. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed in the Disclosure Letter. For this purpose 'fairly disclosed' means any fact, matter, event or circumstance that was disclosed in a reasonably clear and understandable form so as to allow the Purchaser and its advisors to understand the nature and scope of the fact, matter, event or circumstance so disclosed and the significance of such fact, matter, event or circumstance for the Company, its business or assets.
7.    Matters specifically provided or reserved for in the Closing Statement. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is specifically provided or reserved for (and not released prior to Closing) in the Closing Statement.
8.    Contingent liabilities. If any Claim for breach of Warranty is based upon a liability which is contingent only, the Seller shall not be liable to make payment unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of Purchaser to give notice of the Claim in accordance with paragraph 2 and to issue and serve proceedings in respect of it before such time. For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 2 shall not exonerate the Seller in respect of any Claim properly notified before that date.
9.    No liability for Claims arising from acts or omissions of Purchaser. The Seller shall not be liable for any Claim to the extent that it would not have arisen but for any voluntary act, omission or transaction (other than any voluntary act, omission or transaction which is either: (i) contemplated by this Agreement; or (ii) carried out pursuant to a legally binding commitment created on or before Closing) carried out or permitted:

(a)
after Closing, by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title or any of its Affiliates) outside the ordinary and usual course of business of the business of the Company as at Closing and where such person had actual knowledge that such act, omission or transaction would or would be likely to give rise to a Claim and a reasonable alternate course of action was available which would not be expected to give rise to a Claim; or

(b)	before Closing, by any member of the Seller Group: (i) at the written direction or request; or (ii) with the written consent, of the Purchaser or any member of the Purchaser Group.
10.    Insured Claims. The Seller’s liability in respect of any Claim shall be reduced by an amount equal to any loss or damage to which the Claim related which has actually been recovered under a policy of insurance (after deducting any costs incurred in making such recovery including the amount of any excess or deductible and any Tax incurred as a result of the receipt of such recovery and taking into account any increased premium).
11.    Recovery from third party after payment from Seller. Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group recovers (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim or obtains any relief, saving or benefit which is so referable, the Purchaser or relevant member of the Purchaser Group shall pay to the Seller as soon as practicable after receipt:

(a)
an amount equal to the amount recovered from the third party (net of Taxation and less any reasonable costs of recovery) or the value of the relief, saving or benefit obtained, calculated by reference to the amount saved (less any reasonable costs of recovery); or

(b)
if the amount referred to in subparagraph (a) exceeds the amount paid by the Seller to the Purchaser or member of the Purchaser Group in respect of the relevant Claim, such lesser amount as shall have been so paid by the Seller.

12.    No liability for legislation or changes in rates of Tax or accounting principles. The Seller shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any: (i) legislation not in force as at Closing; (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice having the force of law; (iii) change in the rates of Taxation in force as at Closing, or (iv) a change after Closing in the accounting bases on which the Purchaser values the Company.
13.    No double recovery. The Purchaser shall be entitled to make more than one Claim arising out of the same subject matter, fact, event or circumstance, but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage or deficiency regardless of whether more than one Claim arises in respect of it.

SCHEDULE 3

PURCHASER WARRANTIES
1.    The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.
2.    The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.
3.    Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its constitutional documents; or (ii) (subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.
4.    The Purchaser has available commitments or available loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the Initial Price and meet its other obligations under this Agreement (including in respect of the Final Price).

SCHEDULE 4

CONDUCT OF THE COMPANY PRE‑CLOSING
1.    From the date of this Agreement until Closing, the Seller shall ensure that (except with the Purchaser’s written consent, such consent not to be unreasonably withheld or delayed):

(a)
the affairs of the Company are conducted only in the ordinary and usual course and the Company will not make or agree to make any payment other than routine payments in the ordinary and usual course of business;

(b)	all reasonable steps are taken to preserve and protect the assets of the Company and to preserve and retain its goodwill (including the existing relationships with customers and suppliers);

(c)
subject to clause 20 (Confidentiality), the Purchaser’s representatives shall be allowed such access as is reasonably requested, upon reasonable notice and during Working Hours, to (i) the books and records of the Company (including all statutory books, minute books, leases, contracts, supplier lists and customer lists), with the right to take copies and (ii) the premises used by, and management of, the Company;

(d)
neither the Company nor any other member of the Seller Group does, allows or procures any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were repeated at any time before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date;

(e)
all relevant information which comes to its notice or that of any other member of the Seller Group in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, is promptly disclosed to the Purchaser;

(f)	the Company does not declare, authorise, make or pay any dividend or other distribution (whether in cash, stock or in kind) or reduces, purchases or redeems an part of its paid-up share capital;

(g)
the Company does not (i) create, allot or issue or agree to create, allot, or issue any share or loan capital or other security or (ii) grant any option over or right to subscribe for any share or loan capital or other security;

(h)	neither the Company nor any member of the Seller Group sells or purchases or disposes of any interest in any share or loan capital or other security of the Company;

(i)
that no agreements are entered into between the Company and any member of the Seller Group or any other business unit of the Seller, and in any event that all transactions between the Company and members of the Seller Group or any other business unit of the Seller must take place on arm’s length terms;

(j)	no changes are made in terms of employment (including pension fund commitments) other than those required by law;

(k)
except to replace employees on substantially the same terms, no member of the Seller Group shall employ or agree to employ any new persons fully or part time in the business of the Company or dismiss any existing employees (except for incompetence or gross misconduct or other reasonable cause justifiable in law);

(l)
no member of the Seller Group permits any of its insurances in respect of or relating to the Company, its business or assets to lapse or do or permit anything that would make any such insurance policy void or unenforceable;

(m)	no Key Manager is given notice of termination of employment or is dismissed; and

(n)	no action is taken by any member of the Seller Group or the Company, which is inconsistent with the provisions of this Agreement or implementation of the Proposed Transaction.
2.    Pending Closing, the Seller shall ensure that no member of the Seller Group or the Company agrees to or permits (except with the Purchaser’s written consent, such consent not to be unreasonably withheld or delayed):

(a)	the reorganisation of the Company, or the discontinuance of any part of its business;

(b)	any failure to settle in accordance with the payment procedures and timescales normally observed by the Company any debts incurred by the Company in the normal course of trading;

(c)
any entry into or termination of any contract or arrangement, including any funding agreement or the making of any bid, tender, proposal or offer likely to lead to any such contract or arrangement, with respect to any bid, tender, proposal or offer for any contract or arrangement with a value exceeding an amount of NOK 250,000 per annum;

(d)	the entry into of any funding agreement, the giving of any guarantee, indemnity or other agreement to secure an obligation of a third party;

(e)	entry into or modification of any Third Party Assurance;

(f)	the institution or settlement of any litigation in respect of the Company, its business or assets;

(g)	the entry into or material modification of any agreement with any trade union or other body representing its Employees or relating to any works council;

(h)	the creation of any Third Party Right over the Shares or the shares or assets of the Company, or any of them;

(i)
the granting, modification or termination of any rights, or entry into any agreement, relating to the IT Systems or Business IP or allowing any of the Seller Group’s rights relating to the IT Systems or Business IP to lapse;

(j)	the acquisition or disposal of any material asset or material stocks;

(k)
in connection with the Properties (i) the termination or serving of any notice to terminate, surrender or accept any surrender of or waiving the terms of any lease, tenancy or licence and (ii) entering into or varying any agreement, lease, tenancy, licence or other commitment in each case which is material in the context of the Company.

SCHEDULE 5

CLOSING ARRANGEMENTS
Part A    : Seller Obligations
1.    At or before Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s satisfaction):

(a)
all necessary documents, duly executed or endorsed where so required, to enable title in all the Shares to pass fully and effectively into the name of the Purchaser or its nominee, including any documents, such as necessary waivers of pre-emption rights or other consents, as may be required to enable the Purchaser and/or its nominee to be registered as the holder of the Shares;

(b)
a written notification in accordance with section 4-10 of the Norwegian Private Limited Liability Companies Act, duly executed on behalf of the Company, confirming that the Purchaser is entered into the Company’s Shareholders Register as owner of the Shares, accompanied by a certified true copy of the Shareholders Register showing that the Shares are registered in the name of the Purchaser free of Third Party Rights;

(c)
minutes from the meeting of the board of directors of the Company evidencing that the board of directors has passed an unconditional resolution to approve the transfer of the Shares from the Seller to the Purchaser;

(d)
minutes from the meeting of the board of directors of the Company evidencing that that board of directors has resolved to convene an extraordinary general meeting in order to accept any resignations from the directors as required in terms of this Schedule 5 and (i) elect new members to the board of directors of the Company as nominated by the Purchaser and (ii) appoint new auditors of the Company as selected by the Purchaser,;

(e)	in respect of the Company, the certificate of registration, shareholder register and the articles of association;

(f)	a letter of resignation in the Agreed Form duly executed by such directors of the Company as the Purchaser may notify to the Seller prior to Closing in respect of their directorships of the Company;

(g)
a copy of a resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(h)	a DVD or memory stick, as the case may be, containing copies of the documents and other information relating to the Company made available by the Seller to the Purchaser in the Data Room; and

(i)	a certificate, signed by a duly authorised representative of the Seller, confirming that the Warranties are true and accurate immediately before Closing.

Part B    : Purchaser Obligations
1.    At Closing, the Purchaser shall:

(a)
deliver or ensure that there is delivered to the Seller (or made available to the Seller’s satisfaction) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	deliver documentary evidence of the notification to the Company of the purchase of the Shares in accordance with section 4-12 of the Private Limited Liability Companies Act;

(c)
(immediately after Closing) procure that an extraordinary general meeting of the Company accepts any resignations from the Company as required in terms of this Schedule 5 and (i) elects new members to the board of directors of the Company as nominated by the Purchaser, and (ii) appoints new auditors of the Company as selected by the Purchaser;

(d)	pay to the Seller the Initial Price in accordance with clause 2.2;

(e)	pay the Excluded Inter-Company Debt to the Company on behalf of and for the full release of the Seller Group's liability in respect of this amount towards the Company on Closing; and

(f)	pay the Escrow Amount to the Escrow Agent in accordance with clause 2.2.
Part C    : Inter‑Company Debt
At or before Closing the Seller and the Purchaser shall carry out those of their respective obligations under Schedule 8 (Inter-Company Debt) required to be performed at or before Closing.
Part D    : General
1.    The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form specified by the Purchaser, provided it is consistent with the terms of this Agreement.
2.    At or before Closing, the Seller and the Purchaser shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Closing, namely:

(a)	the Trademark License Agreement;

(b)	the Escrow Agreement; and

(c)	the Transitional Services Agreement.
3.    If any document listed in this Schedule 5 is required to be notarised, the parties shall execute such document at a location notified by the Purchaser to the Seller at least 2 Business Days before Closing where a notary with the required qualification will be present.
4.    All documents and items delivered at Closing shall be held by the recipient to the order of the person delivering them until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item);

(b)
confirmation from the Purchaser’s bank that the cash transfer request in respect of the electronic funds transfer to the Escrow Account of the Escrow Amount has been confirmed, including a SWIFT or IBAN, as the case may be, message evidencing the cash transfer;

(c)
confirmation from the Purchaser’s bank that the cash transfer request in respect of the electronic funds transfer to the designated account of the Company of the Excluded Inter-Company Debt has been confirmed, including a SWIFT or IBAN, as the case may be, message evidencing the cash transfer; and

(d)
confirmation from the Purchaser’s bank that the cash transfer request in respect of the electronic funds transfer to the Seller’s Bank Account of the Initial Price has been confirmed, including a SWIFT or IBAN, as the case may be, message evidencing the cash transfer, the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

SCHEDULE 6

TRADEMARK LICENSE AGREEMENT
Please see attached

SCHEDULE 7

TRANSITIONAL SERVICES AGREEMENT
Please see attached

SCHEDULE 8

INTER-COMPANY DEBT
Inter‑Company Debt
1.    In relation to Inter‑Company Debt:

(a)	the Seller shall procure that any Inter-Company Debt which is owed at and/or before Closing by the Company is paid to the relevant member of the Seller Group on or before the Closing Date; and

(b)	the Seller shall procure that any Inter-Company Debt which is owed at and/or before Closing by any member of the Seller Group is paid to the Company on or before the Closing Date, so that, for the avoidance of doubt, there shall be no Inter-Company Debt outstanding at Closing, save for the Day-to-Day Inter-Company Debt Balances. . For the avoidance of doubt, the Purchaser shall pay the Excluded Inter-Company Debt to the Company on behalf of and for the full release of the Seller Group's liability in respect of this amount towards the Company on Closing in accordance with the provisions of Schedule 5.
As part of the Closing Statement the Purchaser shall present an overview of the Day-to-Day Inter-Company Debt Balances, including the net amount of the Day-to-Day Inter-Company Debt Balances, to be settled by the Seller Group or the Company (as the case may be), in accordance with the procedure set out in Part C of Schedule 9.

SCHEDULE 9

POST‑CLOSING FINANCIAL ADJUSTMENTS
Part A    : Preliminary
1.    In preparing the Closing Statement:

(a)
the items and amounts to be included in the calculation of External Debt, Cash and Working Capital for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 14 (subject, where applicable, to the provisions of Part A of this Schedule) and any adjustments made pursuant to Schedule 13;

(b)
the Closing Statement shall be prepared by using the same format and principles as for the calculation of the Initial Price as per Part A of Exhibit 1, save for the calculation of the Day-to-Day Inter Company Debt, which shall be prepared in accordance with Schedule 8.

2.    For the purposes of calculating Day-to-Day Inter-Company Debt, External Debt, Cash and Working Capital for the Company, any amounts which are to be included in any such calculation which are expressed in a currency other than NOK shall be converted into NOK at the Exchange Rate as at the Closing Date.
3.    If any insured event occurs after the date of this Agreement but before Closing in relation to any asset of the Company which needs to be replaced or restored in order for the relevant business to continue to be conducted in the ordinary course, then, to the extent that a member of the Seller Group recovers any proceeds or is entitled to a receivable under a policy but the relevant asset is not replaced or restored before Closing, any such proceeds shall be deducted from Cash and any such receivable shall not be included in Working Capital and, accordingly, shall not, in each case, be included in the Closing Statement.
Part B    : Specific Accounting Treatments
1.    Information available for Closing Statement. Information available up until Closing and the date of agreement or determination of the Closing Statement shall be taken into account insofar as it provides evidence of the state of affairs of the Company at Closing. The Closing Statement will reflect the position of the Company as at Closing and will not take into account the effects of any post‑Closing reorganisations or, in any way, the post‑Closing intentions or obligations of the Purchaser.
2.    No re-appraisal of asset values. The Closing Statement shall not re‑appraise the value of any of the assets of the Company as a result of the change in their ownership (or any changes in the business of the Company since Closing following such change in ownership) except only as specifically set out in this Schedule.
Part C    : Closing Statement

1.    The Purchaser shall, or shall procure that the Purchaser’s accountants shall, after Closing prepare a draft statement (the Closing Statement) showing (i) the External Debt, Cash and Working Capital of the Company and the (ii) Day-to-Day Inter-Company Debt. The portion of the Closing Statement with regard to item (i) shall be in the form set out in Exhibit 1 and incorporate separate statements in the form set out in that Exhibit showing the calculation of the Working Capital of the Company. The portion of the Closing Statement with regard to item (ii) shall be in accordance with Schedule 8. The Purchaser shall deliver the draft Closing Statement to the Seller within 30 days after Closing.
2.    The Seller shall notify the Purchaser in writing (an Objection Notice) within 15 days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the Seller’s reasons for such non‑acceptance and specify the adjustments which, in the Seller’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Seller shall be deemed to have agreed the draft Closing Statement in full.
3.    If the Seller serves an Objection Notice in accordance with paragraph 2, the Purchaser and the Seller shall use all reasonable efforts to meet and discuss the objections of the Seller and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the Purchaser of the Objection Notice.
4.    If the Seller is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 3) or if the Seller fails to give a valid Objection Notice within the 15 day period referred to in paragraph 2, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.
5.    If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, by the President for the time being of the Association of Accountants in Norway (the Firm). The Firm shall be requested to make its decision within 45 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)
the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)
following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

6.    The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.
7.    To enable the Purchaser to meet its obligations under this Schedule 9, where relevant, each party shall provide to the other party and the other party’s accountants reasonably required access to the books and records, employees and premises of the Company and, where relevant, if at all, of that party for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined. The parties shall co-operate fully with one another and shall permit the other party and/or the other party’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the other party to facilitate the preparation of the Closing Statement.
8.    When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital, External Debt and Cash for the Company shall be final and binding for the purposes of this Agreement.
Part D    : Financial Adjustments
1.    When the Closing Statement has been finally agreed or determined in accordance with this Schedule 9, the following adjustments shall be made to the Initial Price.
Working Capital
2.    In relation to Working Capital:

(a)	if the aggregate Working Capital of the Company is greater than the Estimated Working Capital, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Working Capital of the Company is less than the Estimated Working Capital, then the Seller shall pay an amount equal to the difference to the Purchaser.
External Debt
3.    In relation to External Debt:

(a)	if the aggregate External Debt of the Company is less than the Estimated External Debt, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate External Debt of the Company is greater than the Estimated External Debt, then the Seller shall pay an amount equal to the difference to the Purchaser.
Cash
4.    In relation to Cash:

(a)	if the aggregate Cash of the Company is greater than the Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Cash of the Company is less than the Estimated Cash, then the Seller shall pay an amount equal to the difference to the Purchaser.
Day-to-Day Inter-Company Debt
5.    In relation to Day-to-Day Inter Company Debt:

(a)	if the net Day-to-Day Inter Company Debt is an Inter-Company Payable, then the Purchaser shall pay to the Seller an amount equal to that amount owed by the Company; or

(b)	if the net Day-to-Day Inter Company Debt is an Inter-Company Receivable, then the Seller shall pay to the Purchaser an amount equal to that amount owed by the Seller Group and the relevant net Day-to-Day Inter Company Debt shall be treated as discharged to the extent of that payment.
General
6.    Any payment required to be made pursuant to any of paragraphs 2 to 5 inclusive of this Part D shall be paid by the Seller or the Purchaser (as the case may be) together with an amount equal to interest on such payment at LIBOR for the period from (but excluding) the Closing Date to (and including) the due date for payment thereof, calculated on a daily basis.
7.    The Seller and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part C of this Schedule 9, the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other. Whichever of the Seller or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days of the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 18.1 or 18.2 of this Agreement, as the case may be.

SCHEDULE 10

CLIENT ADJUSTMENT AMOUNT
1.    For the purposes of this Schedule, the following terms shall have the following meaning:

(a)	Client has the meaning given in clause 2 below;

(b)	Client Contract means, with respect to each Client as at the date hereof, the terms and conditions on the basis of which the Company delivers services to the relevant Client.

(c)	Determination Date means the date that falls 12 months after the Closing Date.

(d)	Leaving Client means a Client that:

(i)	actually terminates the applicable Client Contract(s) due to a change of control provision in their agreement with the Company;

(ii)	delivers to the Seller, the Purchaser or the Company a written notice of termination of any applicable Client Contract(s) due to a change of control provision in their agreement with the Company; or

(iii)
in the case of Statens vegvesen and/or Komplett Service AS, actually terminates or otherwise withdraws the applicable Client Contract(s) or delivers to the Seller, the Purchaser or the Company a written notice of termination or withdrawal of the applicable Client Contract(s), provided that a Client shall not be a Leaving Client if the applicable Client Contract expires or is terminated, or notice of termination of the applicable Client Contract is received, as a result of a failure by the Purchaser or, after the Closing, the Company, to properly perform its obligations under the relevant Client Contract. To the extent that a Client terminates, gives notice of termination or otherwise withdraws, as described above, only a portion of its Client Contracts or services with the Company (and not all or the entirety of its Client Contracts with the Company), that Client shall be deemed to be a Leaving Client on a pro rata basis, measured by reference to those terminated or withdrawn Client Contract(s) or services and its remaining Client Contract(s) and services with the Company, and the remaining provisions of this Schedule 10 shall apply mutatis mutandis.
2.    Exhibit 12 to the Disclosure Letter contains (i) a true, correct and complete list of the top 20 clients of the Company as at the date hereof (the Clients) and (ii) an amount, in NOK, corresponding to the agreed value of each Client (the Client Value). The applicable Client Value for the relevant Client shall be reduced by the Gross Profit that the Company has actually billed to the relevant Client as from the date of Closing up to the date of termination or withdrawal, as the case may be, of that Client.
3.    The parties hereby agree that by no later than the 15th Business Day after the Determination Date, the Purchaser shall deliver to the Seller a notice (Client Adjustment Notice) which:

(a)	shall indicate details as to whether – between the Closing Date and the Determination Date – one or more Clients have become a Leaving Client;

(b)	shall attach, where available, copies of the relevant notices or other writing from a relevant Client showing that such Client qualifies as a Leaving Client; and

(c)	shall indicate the calculation of the Client Adjustment Amount, which shall be equal to the sum of the Client Values of each of the Leaving Clients.
4.    Upon receipt of the Client Adjustment Notice, the following applies:

(a)
The Seller shall notify the Purchaser in writing (an Objection Notice) within 15 days after receipt whether or not it accepts the Client Adjustment Amount as set out in the Client Adjustment Notice, specifying the Seller’s objections.

(b)
The Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Seller and to agree on the Client Adjustment Amount within 15 days after receipt by the Seller of the Objection Notice.

(c)
If the Seller is satisfied with the Client Adjustment Amount as set out in the Client Adjustment Notice it will inform the Purchaser thereof in writing within 15 days after receipt of the Client Adjustment Notice, in which case the Client Adjustment Amount shall be deemed agreed. If the Seller has not provided an Objection Notice within the 15 day period referred to in paragraph 4(a) above the Seller shall be deemed to be in agreement with the content of the Client Adjustment Notice, in which case the Client Adjustment Amount shall also be deemed to be agreed.

(d)
If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an independent legal firm of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the president of the Norwegian Bar Association (the Firm). The Firm shall be requested to make its decision within 45 days (or such other date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(i)
the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(ii)
following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed by the other party) 10 days to respond to any statements or submission so made);

(iii)	in giving its determination, the Firm shall state what adjustments (if any) are to be made to the Client Adjustment Amount in respect of the matters in dispute;

(iv)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of fraud or manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge it.

(e)
The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of Client Adjustment Amount. The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.

(f)
To enable the parties to meet their obligations under this paragraph 4, each party shall provide to the other party reasonably required access to the books and records and shall co‑operate fully with one another and shall permit the other to take copies (including electronic copies) of the relevant books and records.

(g)
When the Client Adjustment Amount has been agreed or determined in accordance with the preceding paragraphs, then the Client Adjustment Amount shall be final and binding for the purposes of this Agreement.

5.    The Client Adjustment Amount (as agreed in accordance with paragraphs 3 and 4) shall be payable by the Seller to the Purchaser. The Seller and the Purchaser agree that the Client Adjustment Amount shall also be considered as constituting an Escrow Claim and therefore also payable out of the Escrow Account in accordance the provisions of the Escrow Agreement. Both the Seller and the Purchaser undertake to issue instructions for payment from the Escrow Account of the amounts due under this clause without delay.

SCHEDULE 11

DATA ROOM INDEX
Please see attached

SCHEDULE 12

DISCLOSURE LETTER
Please see attached

SCHEDULE 13

ACCOUNTING REVIEW
Part A    : Preliminary
1.    In conducting the Accounting Review:

(a)	it shall be determined whether the Balance Sheet Items have been properly accounted for;

(b)
in determining which items and amounts are to be included in the Accounting Review of the Balance Sheet Items, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)
is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were used in the preparation of the Last Accounts (the Accounting Principles), the applicable Accounting Principle(s) shall apply; and

(ii)	is not dealt with in the Accounting Principles, United States GAAP shall apply.
Part B    : Accounting Review
1.    The Purchaser shall, or shall procure that the Purchaser’s accountants shall, after Closing prepare a draft statement (the Accounting Statement) showing the Balance Sheet Items of the Company. The Purchaser shall deliver the draft Accounting Statement to the Seller at the same time as the Closing Statement.
2.    The Seller shall notify the Purchaser in writing (an Objection Notice) within 15 days after receipt whether or not it accepts the draft Accounting Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the Seller’s reasons for such non‑acceptance and specify the adjustments which, in the Seller’s opinion, should be made to the draft Accounting Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Seller shall be deemed to have agreed the draft Accounting Statement in full.
3.    If the Seller serves an Objection Notice in accordance with paragraph 2, the Purchaser and the Seller shall use all reasonable efforts to meet and discuss the objections of the Seller and to agree the adjustments (if any) required to be made to the draft Accounting Statement, in each case within 15 days after receipt by the Purchaser of the Objection Notice.
4.    If the Seller is satisfied with the draft Accounting Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph3) or if the Seller fails to give a valid Objection Notice within the 15 day period referred to in paragraph 2, then the draft Accounting Statement (incorporating any agreed adjustments) shall constitute the Accounting Statement for the purposes of this Agreement.

5.    If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, by the President for the time being of the Association of Accountants in Norway (the Firm). The Firm shall be requested to make its decision within 45 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)
the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)
following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Accounting Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Accounting Statement;

(d)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

6.    The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Accounting Statement. The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.
7.    To enable the Purchaser to meet its obligations under this Schedule 13, where relevant, each party shall provide to the other party and the other party’s accountants reasonably required access to the books and records, employees and premises of the Company and, where relevant, if at all, of that party for the period from the Closing Date to the date that the draft Accounting Statement is agreed or determined. The parties shall co-operate fully with one another and shall permit the other party and/or the other party’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the other party to facilitate the preparation of the Accounting Statement.
8.    When the Accounting Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Accounting Statement as the Balance Sheet Items for the Company shall be final and binding for the purposes of this Agreement.

SCHEDULE 14

DEFINITIONS AND INTERPRETATION
1.    Definitions. In this Agreement, the following words and expressions shall have the following meanings:
Accounting Principles has the meaning given in Part A of Schedule 9;
Accounts means, in relation to any financial year of the Company, the audited balance sheet of the Company (and, where relevant, the audited consolidated balance sheet of the Company and its subsidiary undertakings) and the audited profit and loss account of the Company (and, where relevant, the audited consolidated profit and loss account of the Company and its subsidiary undertakings), in each case as at the relevant Accounts Date in respect of that financial year, as set out in the Data Room, together with any notes, reports, statements or documents included in or annexed or attached to them;
Accounts Date means the last date of each financial year for which Accounts are being warranted;
Affiliate means in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;
Agreed or Determined means either agreed in writing signed by both the Seller and the Purchaser or a final and binding judgment rendered (without a right of appeal or in respect of which any right of appeal has lapsed) in legal proceedings between the Seller and the Purchaser pursuant to and in accordance with clause 34, and Agreement or Determination shall be construed accordingly;
Agreed Form means, in relation to a document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed by them or on their behalf);
Business Day means a day other than a Saturday or Sunday or public holiday in Norway on which banks are open in Oslo for general commercial business;
Business IP means the Owned IP and all other Intellectual Property Rights used by the Company, excluding any Intellectual Property Rights relating to Utilities in a Box, which is owned by Ciber Inc.;
Cash means, in relation to the Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interest accrued thereon, as at Closing, as shown by the books of the Company but, for the avoidance of doubt, excluding any Inter-Company Receivables (and any interest thereon) and all items to be treated as debtors in Working Capital;
Claim means any claim for breach of the Warranties or under the Tax Covenant;
Client Adjustment Amount shall be the amount as calculated in accordance with Schedule 10;
Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 5.1;
Closing Statement has the meaning given in Schedule 9;
Company means Ciber Norge AS, a private company with limited liability (Norwegian: Aksjeselskap), with corporate seat in Oslo, Norway and its office address at Stortorvet 10, 0155 Oslo, registered at the Norwegian Register of Business Enterprises under number 931 390 643;
Conditions means the conditions to Closing set out in clause 3.1 and Condition means any of them;
Confidential Information has the meaning given in clause 20;
Corporate Tax means any Tax on income, profits or gains;
Costs means losses, damages, costs (including reasonable legal costs) and expenses (including Taxation) in each case of any nature whatsoever;
Data Room means the virtual data room comprising the copies of documents and other information relating to the Company made available by the Seller as listed on the data room index in the Agreed Form attached as Schedule 11;
Debt Free/Cash Free Price has the meaning given in clause 2.1;
Default Interest means interest at LIBOR plus 5 per cent;
Disclosed Information means any facts, matters or other information included or provided in (i) this Agreement or any other Transaction Document or (ii) the Disclosure Letter (including any documents attached to such Disclosure Letter);
Disclosure Letter means the disclosure letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement and attached as Schedule 12, which may be updated during the period between Signing and Closing but only if such updates are agreed to by the Purchaser and also included in an updated Disclosure Letter that is duly executed by both parties;
Due Date has the meaning given in clause 18.4;
Due Sum has the meaning given in clause 18.4;
Employees means the employees of the Company immediately prior to Closing;
Escrow Account means the account in the name of the Escrow Agent in which the Escrow Agent holds the Escrow Amount under the terms and conditions of the Escrow Agreement;
Escrow Agent means ABN AMRO BANK N.V. (trading as ABN AMRO Escrow and Settlement);
Escrow Agreement means the escrow agreement which serves as security for the obligations of the Seller under the Warranties and other obligations under this Agreement, which shall be substantially in the Agreed Form;
Escrow Amount has the meaning given to it in clause 2.2;

Escrow Claims means any claim under the provisions of this Agreement submitted to the Escrow Agent and the Seller in accordance with the provisions of this Agreement and the Escrow Agreement in respect of a Claim, any indemnity provided in terms of this Agreement, any breach of the undertakings of the Seller set out in clause 4 and Schedule 4 and for the payment of any Client Adjustment Amount;
Escrow Period has the meaning given to it in clause 9.3;
Estimated Cash means the estimate of what the Cash attributable to the Company will be at Closing, as shown in Exhibit 1;
Estimated External Debt means the estimate of what the External Debt attributable to the Company will be as at Closing, as shown in Exhibit 1;
Estimated Working Capital means the estimate of what the Working Capital attributable to the Company will be at Closing, as shown in Exhibit 1;
Event includes any act, occurrence, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;
Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into NOK on such date as published by Bloomberg or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in Norway on such date;
Excluded Inter-Company Debt means Inter-Company Receivables in an amount of NOK 30 million;
Exhibits means exhibit 1 to this Agreement, and Exhibit shall be construed accordingly;
External Debt means, in relation to the Company, the aggregate of the Financial Debt owed by the Company (as shown by the books of the Company) as at Closing (together with any accrued interest) to any banking, financial, acceptance credit, lending or other similar institution or organisation, any institutional investor or other third party which, in each case, is not a member of the Seller Group; and for the avoidance of doubt, neither Inter-Company Payables (and any interest thereon) nor any items to be treated as creditors in Working Capital constitute External Debt, but any and all amounts which are due to be paid to Espen Vogt-Østli as a transaction bonus in respect of the implementation of the transaction contemplated in this Agreement and the Transaction Documents shall be regarded as External Debt. In addition, if the Accounting Review results in any additional liability for the Company in respect of any of the Balance Sheet Items, such additional liability shall be regarded as External Debt for purposes of this Agreement;
Final Price has the meaning given in clause 2.1;
Financial Adjustments means any adjustment(s) required in accordance with Part D of Schedule 9;
Financial Debt means all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;
Fundamental Warranties means any Warranty contemplated in paragraphs 1 and 2 of Part A of Schedule 1;
Fundamental Warranty Claim has the meaning given in paragraph 2 of Schedule 2;
Governmental Entity means any supra‑national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi‑governmental or private body exercising any regulatory, importing or other governmental or quasi‑governmental authority, including the European Union and any Tax Authority;
Gross Profit means the amount of billed client revenues less the cost of sales attributed to the relevant Client as calculated through the SAP BW system, consistent with the same methodology used to determine the Client Value;
Initial Price means the cash price payable on Closing under clause 2.2;
Intellectual Property Rights or IPR means:

(a)	patents, utility models and rights in inventions;

(b)	rights in each of know-how, confidential information and trade secrets;

(c)
trade marks, service marks, rights in logos, trade names, rights in each of get-up and trade dress, rights to sue for passing off (including trade mark-related goodwill), rights to sue for unfair competition, and domain names;

(d)	copyright, moral rights, database rights, rights in designs, and semiconductor topography rights;

(e)	any other intellectual property rights; and

(f)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above, in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority); and (iii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;
IT Contract means any third party contract under which an IT System is licensed, leased, supplied, maintained or supported;
IT Systems means the information and communications technologies used by the Company, including hardware, software, networks and associated documentation;
Day-to-Day Inter-Company Debt Balances means day-to-day Inter-Company Debt balances created in the ordinary course of business for the Company up to and including the Closing Date;
Inter-Company Debt means Inter-Company Payables and Inter-Company Receivables;

Inter-Company Payables means, in relation to the Company, any amounts owed as at Closing by the Company to any member of the Seller Group together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;
Inter-Company Receivables means, in relation to the Company, any amounts owed as at Closing to the Company by any member of the Seller Group together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;
Key Managers means Espen Vogt-Østli, Terje Rabben (CFO), Lise Craig (HR), Thomas Brackel (Business Consulting and SAP) and Roy Tore Gurskevik (ADM);
Last Accounts means, in relation to the Company, the Accounts of that entity in respect of its financial year ended on the Last Accounts Date, as set out in the Data Room;
Last Accounts Date means 31 December 2015;
LIBOR means the display rate per annum of the offered quotation for deposits in NOK for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00a.m. Oslo time on the date on which payment of the sum under this Agreement was due but not paid;
Management Accounts means the unaudited monthly management accounts during the period commencing on the Last Accounts Date and ending on the Management Accounts Date, each in the form contained in the Data Room;
Management Accounts Date means the unaudited monthly management accounts of the Company for the period commencing on 31 December 2015 and ending on 23 August 2016, each in the form contained in the Data Room;
Material Adverse Change means any event, circumstance, effect, occurrence or state of affairs or any combination thereof which is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including contingent liabilities), Properties, business or financial condition, results or prospects of the Company taken as a whole, its assets or business, excluding any such event, circumstance, effect, occurrence or state of affairs or any combination thereof which (i) arises from changes in economic conditions generally that do not have an effect on the Company taken as a whole that is disproportionate to the effect on other companies or businesses operating in the same industry and markets; (ii) arises from movements or developments in the financial securities markets or currency exchange rates; (iii) arises from changes in applicable law; (iv) arises from changes in the political climate in general (including but not limited to war or the announcement thereof) that do not have an effect on the Company taken as a whole that is disproportionate to the effect on other companies or businesses operating in the same industry and markets; (v) relates to developments or trends in the market or industry in which the Seller operates that do not have an effect on the Company taken as a whole that is disproportionate to the effect on other companies or businesses operating in the same industry and markets; (vi) arises from changes in accounting policies required by law; or (vii) the Purchaser is actually aware of at the date hereof as a result of such matter being disclosed in the Disclosure Letter; or (viii) has been remedied before the Unconditional Date by Seller or any member of Seller Group to the satisfaction of the Purchaser;
Owned IP means the Intellectual Property Rights owned by the Company;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with the other members, in each case whether directly or indirectly through one or more companies;
Pension Schemes means the pension schemes contained in the Data Room at “Final Diligence\HR\E09. Pension Schemes\”;
Permitted Assignee has the meaning given in clause 21;
Properties means the freehold and leasehold interests of the Company, brief particulars of which are as follows (see Exhibit 9 to the Disclosure Letter for further details):

(a)
leasehold agreement with GlasMagasinet ANS relating to lease of approximately 531 square metre gross area in Glasmagasinet (building 1, 6th Floor), Stortorvet 10, 0155 Oslo, Norway, title no. 208/667 in Oslo municipality (office premises);

(b)
leasehold agreement with GlasMagasinet ANS relating to lease of approximately 1524 square metre gross area in Glasmagasinet (building 2 and 3, 6th Floor), Stortorvet 10, 0155 Oslo, Norway, title no. 208/667 in Oslo municipality (office premises);

(c)	leasehold agreement with GlasMagasinet ANS/attn. KLP Eiendom relating to lease of 3 parking lots in Glasmagasinet, Stortorvet 10, 0155 Oslo, Norway, title no. 208/667 in Oslo municipality;

(d)
leasehold agreement with GlasMagasinet ASN relating to lease of 24 square metre gross area (incl. common area and technical room) in the basement floor of Glasmagasinet, Stortorvet 10, 0155 Oslo, title no. 208/667 in Oslo municipality (storage premises);

(e)	fixed-term lease agreement (Nw. åremålsleieavtale) with Hyttestyret Bjarne Fredriksen/Georg Lützow-Holm relating to the Company's alpin cabin no 1 A, Trysilfjellet, 2420 Trysil, Norway; and

(f)	the Company owns a ski chalet in Norefjell, Norway (title no. 209/2, section no. 13 in Krødsherad municipality) for purposes of company retreats/social events;
Proposed Transaction means the transaction contemplated by the Transaction Documents;
Purchaser Group means the Purchaser and its Affiliates from time to time;
Purchaser Obligation means any representation, covenant, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;
Purchaser’s Bank Account means the Purchaser’s bank account at Nordea Bank Norge ASA; in the name of the Purchaser; account number 6005.05.22566; IBAN number NO98 6005 0522 566; SWIFT: NDEANOKK (or such other account(s) as the Purchaser may notify the Seller of in writing);
Relief includes, unless the context otherwise requires, any allowance, credit deduction, exemption or set-off in respect of Tax or relevant to the computation of any income, profit or gains for the purposes of any Tax or any repayment or saving of Tax (including any repayment supplement or interest in respect of Tax);

Representatives has the meaning given in clause 20.1;
Seller Group means the Seller and its Affiliates from time to time but excluding the Company;
Seller Obligation means any representation, covenant, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement (including the Tax Covenant);
Seller’s Bank Account means the Seller’s bank account at Wells Fargo Bank; beneficiary name: Ciber International BV; account number: 279959; SWIFT: WFBIUS6S (or such other account(s) as the Seller and Purchaser may agree in writing);
Shares means the shares comprising issued share capital of the Company;
Specific Accounting Treatments has the meaning given in Part A of Schedule 9;
subsidiary and subsidiaries means any company in relation to which another company is its parent company;
Surviving Provisions means clauses 13 (Tax), 19 (Announcements), 20 (Confidentiality), 21 (Assignment), 23 (Costs), 24 (Notices), 25 (Conflict with other Agreements), 26 (Whole Agreement), 27 (Waivers, Rights and Remedies), 30 (Variations), 31 (Invalidity), 32 (Third Party Enforcement Rights), 34 (Governing Law and Jurisdiction) and Schedule 14 (Definitions and Interpretation);
Target Working Capital means the target of what the reasonable Working Capital attributable to the Company should be, as shown in Exhibit 1;
Tax and Taxation includes, without limitation (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, wealth, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions, and any liability for repayment of unlawful state aid in relation to Tax, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them and regardless of whether such taxes, levies, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount of them is recoverable from any other person;
Tax Authority means any taxing or other authority competent to impose any liability to Tax, or assess or collect any Tax;
Tax Claim means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;
Tax Covenant mean the covenants relating to Tax set out in clause 13
Tax Warranties means the warranties set out in Schedule 1Part G;
Third Party Assurances means all guarantees, indemnities, counter‑indemnities and letters of comfort of any nature given (i) to a third party by the Company in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of the Company;
Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the foregoing;
Trade Creditors means amounts payable at Closing in respect of trade creditors by the Company (including, in each case, any customers’ prepayments and trade bills payable);
Trade Debtors means amounts receivable at Closing in respect of trade debtors by the Company (including, in each case, any amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);
Transaction Documents means this Agreement, the Disclosure Letter, the Escrow Agreement, the Transitional Services Agreement, the Trademark License Agreement any other documents in the Agreed Form;
Transitional Services Agreement has the meaning given in clause 12;
Unconditional Date has the meaning given in clause 3.6;
US Exchange Rate means the spot rate of exchange (the closing mid-point) for NOK into United States Dollars on the day before the relevant payment date as published by Bloomberg or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in Norway on the day before the relevant payment date;
VAT means value added tax and any similar sales or turnover tax of any relevant jurisdiction;
Warranties means the warranties given pursuant to clause 6 and set out in Schedule 1;
Working Capital means, in relation to the Company, the working capital of the Company as at Closing, comprising each of the line items set out in Exhibit 1 and no others; for the avoidance of doubt Working Capital includes all Trade Creditors, all Trade Debtors and all interest payable or receivable accrued as at Closing, except on External Debt or in respect of any Inter-Company Debt (including, for the avoidance of doubt, the Excluded Inter-Company Debt); and
Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.
2.    Interpretation. In this Agreement, unless the context otherwise requires:

(a)
references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of the Purchaser under this Agreement;

(c)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)
references to any Norwegian legal term or concept shall, in respect of any jurisdiction other than Norway, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(e)	references to NOK are references to the lawful currency from time to time of Norway;

(f)	references to times of the day are to Oslo time;

(g)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(h)
for the purpose of applying a reference to a monetary sum expressed in NOK, an amount in a different currency shall be deemed to be an amount in NOK translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of receipt of notice of that Claim under Schedule 2);

(i)
any statement in this Agreement qualified by the expression to the best of the Seller’s knowledge or so far as the Seller is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed also to include the knowledge of the Company and each member of the Seller Group; and

(j)	any phrase introduced by the terms including, include or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
3.    Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re‑enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re‑enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.
4.    Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.
5.    Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE
This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Christian Mezger
for and on behalf of	)
CIBER INTERNATIONAL B.V.	)	NAME:	Christian Mezger

SIGNED	)	SIGNATURE:	/s/ Maalfrid Brath	/s/ Anett Kristensen
for and on behalf of	)
EXPERIS AS	)	NAME:	Maalfrid Brath	Anett Kristensen